Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Crestwood Equity Partners LP 2018 Long Term Incentive Plan of our reports dated February 26, 2021, with respect to the consolidated financial statements of Crestwood Equity Partners LP and the effectiveness of internal control over financial reporting of Crestwood Equity Partners LP included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

September 30, 2021